RANDGOLD

28 Harrison Street

Johannesburg 2001

P.O. Box 11165

Johannesburg 2000

Tel. +2711 688 5000

Fax. +2711 836 5724

www. Randgold.co.za

2004 04 02

The Bank of New York

ADR Administration

101 Barclay Street

NEW YORK, NEW YORK 10286

ATTENTION: AGNESS MOSKOVITS

Dear M. Moskovits

This is to confirm our request that the American Depositary Share (“ADS”) ratio for our ADR program for our ordinary shares (“Share(s)”) be changed from 1 ADS representing 3 ordinary Shares to 1 ADS representing 1 ordinary Shares.

This letter may be used by you as an exhibit to the Rule 424(b) letter submitted by you to the U.S. Securities and Exchange Commission in connection with the ratio change.

Yours sincerely

/s/ H C BUITENDAG

H C BUITENDAG

Financial Director